Exhibit 10.4

Execution Version

July 21, 2022

Robert Murphy

Dear Robert,

Snap Inc. (the “Company”) is pleased to confirm the terms of your full-time exempt employment as Chief Technology Officer of the Company on the following terms:

You will receive an annual salary of $1.  While your employment is and will continue to be “at-will” (as discussed below), you intend to be employed by the Company, and the Company intends to employ you, as the Chief Technology Officer of the Company for at least five (5) years from January 1, 2022 (such initial five (5)-year period, the “Commitment Period”).  Upon the expiration of the Commitment Period, this letter will automatically renew for successive five (5)-year periods (each subsequent period, a “Renewal Period”), unless either you or the Company gives written notice to the other not less than thirty (30) days prior to the commencement of such Renewal Period. During the Commitment Period or any Renewal Period, for so long as you continue to be employed by the Company as the Chief Technology Officer, with substantially the same duties as you currently have, you will devote substantially all of your professional time to the Company, which will comprise a majority of your time during normal working hours, subject to exceptions specifically approved by the Company’s Board of Directors (the “Board of Directors”).  Notwithstanding anything to the contrary herein, it is understood and agreed that you have personal and philanthropic interests, which you are entitled to pursue without violating the foregoing, so long as your devotion to those interests comprises less than a majority of your time during normal working hours on a monthly basis and such interests are not competitive with the business of the Company.

During the Commitment Period, subject to unexpected changes in the Company’s business or other factors that the Board of Directors determines would merit providing additional compensation to you and to the terms of this letter, the Board of Directors intends to refrain from making any compensatory grants of equity or equity-based awards, or paying any non-perquisite compensation to you.  Notwithstanding the foregoing, nothing in this letter shall limit your receipt of (A) existing base salary payments, (B) perquisites, including those available to the Company’s senior executive officers, or (C) any other compensation of a type reportable in the “All Other Compensation” column of the Company’s Summary Compensation Table in its Form 10-K.

In addition, Company employees qualify for a range of welfare and retirement benefits. The Company may change its employee benefit plans and programs at its discretion. You will be eligible for paid time off in accordance with the Company’s policies as such policies are in effect from time to time and that are at least as generous as those offered to other Company senior executive officers. The Company will also pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies.  In furtherance of the foregoing, from the date hereof through at least the expiration of the Commitment Period, provided you are employed by the Company and/or are serving as a

Execution Version

member of the Board of Directors (or, if you are not employed by the Company and not serving on the Board of Directors, where the separation of service was for “Good Reason” (as defined below) or a “Disability Event” (as defined in the Company’s Amended and Restated Certificate of Incorporation as of the date hereof)), the Company will: (a) continue to operate and maintain, at the Company’s sole expense, private aircraft for your business and personal use, which use the Company currently requires pursuant to its aircraft policy and executive security policy and, in the event such aircraft is leased to the Company by you or any of your affiliates, pay for all operating, maintenance and insurance costs and taxes associated with such aircraft; and (b) continue to provide, at the Company’s sole expense, security for or to you (including to or for any of your immediate family members (within the meaning of Item 404(a) of Regulation S-K)) of at least substantially the same level of security (including duration, number of security personnel, lodging and transportation arrangements) as the level of security currently being provided for or to you, or, if greater, the level of security recommended by any third-party security study commissioned by the Company.  The Company shall commission a new third-party security study in the event either of your working or living arrangement materially changes from the date hereof.

For purposes of this letter, “Good Reason” means, without your prior written consent, (i) a material reduction in the perquisites or other compensation provided for or to you; (ii) a diminution in your title or material diminution in your authorities, duties or responsibilities; (iii) a change in your reporting relationship such that you are no longer reporting directly to the Board of Directors; (iv) a material breach by the Company of any of its obligations to you under this letter, that certain Co-Founder’s Agreement between you, the Company and the other parties signatory thereto, or that certain Confidential Information and Inventions Assignment Agreement between you and the Company; (v) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this letter, that certain Co-Founder’s Agreement between you, the Company and the other parties signatory thereto, or that certain Confidential Information and Inventions Assignment Agreement between you and the Company; or (vi) relocation of your principal place of employment to a facility more than twenty-five (25) miles from the Company’s current Santa Monica, California offices (other than any relocation caused or agreed to by you); in each case under the foregoing clauses (i) through (vi), that is not cured within thirty (30) days of written notice to the Chairperson of the Board of Directors, and you actually terminate your employment with the Company within ninety (90) days after the end of such thirty (30)-day cure period.

As a Company employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will, notwithstanding anything to the contrary herein. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Board of Directors. Likewise, the Company, by act of the Board of Directors, may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can be modified only in a written agreement signed by you and by the Board of Directors.

Execution Version

As an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. Other than in your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. By signing this letter, you reaffirm the terms and conditions of the Confidential Information and Inventions Assignment Agreement, which you signed when you joined the Company.

You and the Company agree that, to the fullest extent permitted by law, any dispute, claim or controversy between you and the Company relating in any manner to your employment with the Company, including but not limited to any future equity-based awards that may be granted to you as an employee or director of the Company or the breach, termination (whether voluntary or involuntary), enforcement, interpretation or validity of this letter, including without limitation the determination of the existence, scope, validity or applicability of this agreement to arbitrate, will be determined by arbitration in Los Angeles, California. The arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures (“Rules”), unless otherwise agreed to by the parties. A copy of the Rules may be obtained online at www.jamsadr.com/rules- employment-arbitration. You acknowledge that you have read and reviewed the Rules to the extent so desired before signing this letter agreement. The arbitration will be determined before one neutral arbitrator selected in accordance with Rule 15 of the Employment Arbitration Rules and Procedures. In arbitration, both you and the Company may conduct discovery to the same extent as would be permitted in a court of law, and both parties may be represented by an attorney. The arbitrator will issue a reasoned, written award that explains the legal and factual basis for the arbitrator’s decision on all claims and defenses presented to the arbitrator. The arbitrator will have the full authority to award all relief and remedies which would otherwise be available in a court of law, including, but not limited to, legal and equitable relief, monetary damages, attorneys’ fees, costs, and exemplary damages when authorized by applicable law. The award issued by the arbitrator will be final and binding upon the parties. Judgment on the award may be entered in any court having jurisdiction. This clause will not preclude you or the Company from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. BY AGREEING TO BINDING AND MUTUAL ARBITRATION OF OUR CLAIMS UNDER THIS AGREEMENT, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.

You and the Company further agree that each party will pay its own costs and attorneys’ fees, if any; provided, however, that the Company will pay any costs and expenses that you would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including but not limited to the arbitrator’s fee, any administrative fee, and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.

You and the Company agree that each party will maintain the confidential nature of the arbitration proceeding and the award, including but not limited to the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

Execution Version

This letter (together with the agreements referenced herein) is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including without limitation the original offer letter, dated April 19, 2012, the amendment to the original offer letter dated July 17, 2015, and the amended and restated offer letter, dated October 27, 2016. It is entered into without reliance on any promise or representation other than those expressly contained herein, shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives, and (except for changes reserved to the Company’s discretion) cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company. This letter is governed by the laws of California without regard to its conflict of laws provisions.

Sincerely,

Snap Inc.

/s/ Darcie Henry

Name: Darcie Henry

Title: Chief Human Resources Officer

Agreed and accepted
as of the date first set forth above:

/s/ Robert Murphy

Robert Murphy

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